Exhibit 3.15

CERTIFICATE OF FORMATION

OF

WORLDSPAN STOREMAKER HOLDINGS, LLC

1.             The name of the limited liability company is Worldspan StoreMaker Holdings, LLC.

2.             The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the corporation’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 17th day of August, 2000.

/s/ William T. Watts, Jr.
William T. Watts, Jr., Organizer